Exhibit 10.1

FORM OF ADVISORY AGREEMENT

among

COTTONWOOD COMMUNITIES, INC.

and

COTTONWOOD COMMUNITIES O.P., LP

and

COTTONWOOD COMMUNITIES MANAGEMENT, LLC

________, 2018

i

10. VOTING AGREEMENT	20

11. RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR	20

11.1 Relationship	20
11.2 Time Commitment	20
11.3 Investment Opportunities and Allocation	20

12. THE COTTONWOOD COMMUNITIES NAME	20

13. TERM AND TERMINATION OF THE AGREEMENT	21

13.1 Term	21
13.2 Termination by Either Party	21
13.3 Payments on Termination	21
13.4 Duties of Advisor Upon Termination	21

14. ASSIGNMENT	22

15. INDEMNIFICATION AND LIMITATION OF LIABILITY	22

15.1 Indemnification	22
15.2 Limitation on Indemnification	23
15.3 Limitation on Payment of Expenses	23

16. MISCELLANEOUS	23

16.1 Notices	23
16.2 Modification	24
16.3 Severability	24
16.4 Governing Law; Venue	24
16.5 Entire Agreement	24
16.6 Waiver	24
16.7 Gender	24
16.8 Titles Not to Affect Interpretation	24
16.9 Counterparts	24
16.10 Binding Effect	25

ii

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”), dated as of _________, 2018 is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (the “REIT”), Cottonwood Communities O.P., LP (the “Operating Partnership”) and Cottonwood Communities Management, LLC, a Delaware limited liability company (the “Advisor”), and any entity formed by the Operating Partnership for the purpose of acquiring Property, Loan or other Permitted Investment or the purchase, development or construction of any property by the company or any of its Subsidiaries that has entered a Property Amendment (as defined herein). The Operating Partnership, the REIT and their subsidiaries are collectively referred to herein as the “Company.”

W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the REIT (the “Board”), all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.         Definitions. The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all costs and expenses, excluding the fees payable to the Advisor pursuant to Sections 8.1 and 8.3, incurred by the Company, any Subsidiary, the Advisor or their Affiliates, in connection with the selection, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including, without limitation, due diligence expenses, legal fees and expenses, travel and communications expenses, mortgage tax, escrow fees, loan origination fees and expenses, costs of appraisals, environmental and other third party reports, earnest money deposits and nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums, transfer taxes, transfer fees and recording fees and other customary acquisition closing costs.

“Acquisition Fees” means the fees payable to the Advisor pursuant to Sections 8.1 and 8.3 plus all other fees and commissions, excluding Acquisition Expenses, paid by the Company or any of its Subsidiaries to any Person in connection with making or investing in any Property, Loan or other Permitted Investment or the purchase, development or construction of any Property by the Company or any of its Subsidiaries. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.

“Advisor” means (i) Cottonwood Communities Management, LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.

“Affiliate” or “Affiliated” means, with respect to any first Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such first Person; (iii) any legal entity for which such first Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such first Person; and (v) any executive officer, director, trustee, or general partner of such first Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.

“Agreement” shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.

“Asset Management Fee” shall have the meaning set forth in Section 8.2.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such book values at the end of each month during such period.

“Average Issue Price” means the weighted average price at which shares were purchased in the primary portion of an Offering which shall be calculated as of the end of the month preceding the date upon which the calculation is being made.

“Board” means the board of directors of the REIT, as of any particular time.

“Bylaws” means the bylaws of the REIT, as amended from time to time.

“Cash from Sales and Settlements” means the net cash proceeds realized by the Company (i) from the sale, exchange or other disposition of any of its assets or any portion thereof after deduction of all expenses incurred in connection therewith and (ii) from the prepayment, maturity, workout or other settlement of any Loan or Permitted Investment or portion thereof after deduction of all expenses incurred in connection therewith. In the case of a transaction described in clause (i) (C) of the definition of “Sale” and (i)(B) of the definition of “Settlement,” Cash from Sales and Settlements means the proceeds of any such transaction actually distributed to the Company from the Joint Venture or partnership.

“Charter” means the articles of incorporation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” shall mean the Operating Partnership, the REIT and their Subsidiaries.

“Conflicts Committee” shall have the meaning set forth in the REIT’s Charter.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contingent Acquisition Fee” shall have the meaning set forth in Section 8.1.

“Contingent Financing Fee” shall have the meaning set forth in Section 8.3.

“Dealer Manager” means (i) Orchard Securities, LLC, or (ii) any successor dealer manager to the Company.

“Development Fee” means a fee for the packaging and/or development of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the board of directors of the Company.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“GAAP” means accounting principles generally accepted in the United States.

“Gross Assets” means (i) the gross book value of the assets of the Company until such time as the Board has established a net asset value of the Company’s assets and (ii) after the Board has established a net asset value of the Company’s assets, the gross asset value of the assets of the Company based on such net asset value determination; provided that the value of any assets acquired after the establishment of a net asset value will be the gross book value of the assets until such assets are included in a net asset value determination. Under (i) or (ii), gross book value or gross asset value (as applicable) shall be determined based on the Company’s pro rata ownership interest in the underlying real estate (including the pro rata value of any budgeted development-related project costs and/or debt underlying any mezzanine loans, preferred equity, and/or common equity investments) and other assets and liabilities, without regard to GAAP consolidation or equity method accounting principles.

“Initial Public Offering” means the public offering of Shares registered on Registration Statement No. 333-215272 on Form S-11.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by the total number of shares repurchased by the Company multiplied by the Average Issue Price.

“Joint Venture” means any joint venture, limited liability company or other arrangement between the Company and a third party or an Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Listed” or “Listing” shall have the meaning set forth in the Charter.

“Loans” means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Market Value” shall have the meaning set forth in Section 8.1.3.

“Merger” means any business combination, merger, reorganization or share exchange involving the Company or its subsidiaries into or with another corporation or other legal person (the “Acquiror”) and as a result of such transaction, less than 51% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by those who were Stockholders immediately prior to such transaction (other than the Acquiror or its Affiliates if they owned Shares immediately prior to such transaction).

“Merger Consideration Amount” means (i) in the case of a Merger in which the consideration consists solely of cash, the total consideration to be received by holders of Shares outstanding immediately prior to the closing of the Merger, (ii) in the case of a Merger in which the consideration consists of securities traded on a national securities exchange, the product of (x) the number of shares of such securities received by the Stockholders at the closing of the Merger and (y) the market value of such securities, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 consecutive days during which such securities are traded, with such 30-day period ending on the trading day prior to the closing date of the Merger, (iii) in the case of a Merger in which the consideration consist of securities that are not traded on a national securities exchange, the aggregate the fair market value (as of the most recent practicable date) of the securities to be received by the

Stockholders as estimated by an independent expert chosen by the Board of Directors, and (iv) in the case of a Merger in which the consideration is some combination of that described above, the sum of clauses (i) through (iii), as applicable.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain included in the Company’s consolidated accounts arising from the sale of assets.

“Offering” means any offering of the Company’s securities that is registered with the SEC, excluding Shares offered under any employee benefit plan.

“Operating Cash Flow” means Operating Revenue Cash Flows minus the sum of (i) Operating Expenses, (ii) all principal and interest payments on indebtedness and other sums paid to lenders, (iii) to the extent paid by the Company, the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (iv) taxes, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, origination, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital to the extent paid by the Company, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and/or operation of (i) Properties, (ii) Loans, (iii) Permitted Investments, (iv) short-term investments, and (v) interests in Properties, Loans and Permitted Investments owned by any Joint

Venture or any partnership in which the Company is, directly or indirectly, a co-venturer or partner.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or preparing the Company for the offering and distributing of its Shares in an Offering, whether incurred before or after the date of this Agreement, which may include but are not limited to, (i) total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); (ii) placement agent fees and expenses; (iii) legal, accounting, tax planning and escrow costs; (iv) printing, attending, supplementing, mailing and distribution costs; (v) expenses for printing, engraving and mailing; (vi) salaries of employees while engaged in sales activity; (vii) charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and (viii) expenses of obtaining exemption or qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

“Operating Partnership” means Cottonwood Communities O.P., LP, a Delaware limited partnership formed to own and operate Properties, Loans and other Permitted Investments on behalf of the Company.

“Permitted Investments” means all investments (other than Properties and Loans) in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” means any real property or properties transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership.

“Property Amendment” means an amendment in the form attached hereto as Exhibit B (as may be modified, amended or supplemented in writing from time to time) to be attached to this Agreement and incorporated within this Agreement by reference, describing a Property and the owner thereof and any variations to the basic terms and conditions pursuant to which the Advisor will provide property management services with respect to the Property related thereto. As each Property is purchased it is intended to be made subject to this Agreement unless the Advisor declines to provide property management services at the Property. If any Property is sold by the property owner, the Property Amendment with respect to such Property shall be deemed of no further force or effect from and after the closing of the sale, except to the extent of post-closing management and accounting functions that are required to be performed under this Agreement.

“Property Management Addendum” means the addendum attached hereto as Exhibit A that describes the terms and conditions pursuant to which the Advisor will provide property management services to the Company.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Sale” means any transaction or series of related transactions whereby: (A) the Company sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards, and including the issuance by one of the Company’s subsidiaries of any asset-backed securities as part of a securitization transaction; (B) the Company sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture or partnership in which it is, directly or indirectly, a co-venturer or partner; or (C) any Joint Venture or partnership (in which the Company is, directly or indirectly, a co-venturer or partner) sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards, and including the issuance by such Joint Venture or partnership or one of its subsidiaries of any asset-backed securities as part of a securitization transaction.

“SEC” means the United States Securities and Exchange Commission.

“Settlement” means the prepayment, maturity, workout or other settlement of any Loan or other Permitted Investment or portion thereof owned, directly or indirectly, by (A) the Company or (B) any Joint Venture or any partnership in which the Company is, directly or indirectly, a partner.

“Shares” means shares of common stock of the Company, par value $.01 per share.

“Stockholders” means the registered holders of the Shares.

“Stockholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 6% Return, Invested Capital shall be determined for each day during the period for which the Stockholders’ 6% Return is being calculated, including a daily adjustment to reflect shares repurchased by the Company (excluding shares issued as stock dividends and subsequently repurchased by the Company), and shall be calculated net of (1) Distributions of Cash from Sales and Settlements and (2) Distributions of Operating Cash Flow to the extent such

Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 6%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.

“Stockholders’ 13% Return” means, as of any date, an aggregate amount equal to a 13% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 13% Return, Invested Capital shall be determined for each day during the period for which the Stockholders’ 13% Return is being calculated, including a daily adjustment to reflect shares repurchased by the Company (excluding shares issued as stock dividends and subsequently repurchased by the Company), and shall be calculated net of (1) Distributions of Cash from Sales and Settlements and (2) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 13%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year.

“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership interests or managing member interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.

“Termination Date” means the date of termination of the Agreement determined in accordance with Section 13.

“2%/25% Guidelines” shall have the meaning set forth in Section 9.3.

2.         Appointment.

The Company hereby appoints the Advisor to serve as its advisor, asset manager and Property Manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.         Duties of the Advisor.

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.3, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.1         Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any Offering, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.2         Acquisition Services.

3.2.1    Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

3.2.2    Subject to Section 4 and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and its Subsidiaries; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments of the Company and its Subsidiaries; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments of the Company and its Subsidiaries;

3.2.3    Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

3.2.4    With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

3.2.5    Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and its Subsidiaries;

3.2.6    Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s and its Subsidiaries’ investments; and

3.2.7    Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments of the Company and its Subsidiaries.

3.3         Asset Management Services.

3.3.1      Real Estate and Related Services:

(a)        Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(b)        Negotiate and service the Company’s and its Subsidiaries’ debt facilities and other financings;

(c)        Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company and its Subsidiaries;

(d)        Monitor and evaluate the performance of each asset of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s and its Subsidiaries’ investments;

(e)        Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(f)        Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and its Subsidiaries;

(g)        Aggregate property budgets into the Company’s overall budget;

(h)        Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties;

(i)        Coordinate and manage relationships between the Company and its Subsidiaries, on the one hand, and any Joint Venture partners on the other; and

(j)    Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.

3.3.2      Accounting and Other Administrative Services:

(a)        Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company and its Subsidiaries;

(b)        From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company and its Subsidiaries under this Agreement;

(c)        Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and its Subsidiaries’ businesses and operations;

(d)        Provide financial and operational planning services;

(e)        Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(f)        Maintain and preserve all appropriate books and records of the Company and its Subsidiaries;

(g)        Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(h)        Provide the Company and its Subsidiaries with all necessary cash management services;

(i)        Manage and coordinate with the transfer agent the periodic dividend process and payments to Stockholders;

(j)        Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(k)        Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(l)        Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and its Subsidiaries to comply with applicable law,

including federal and state securities laws and the Sarbanes-Oxley Act of 2002, and provide the Company’s officers and the Board with timely updates regarding the Company’s compliance with applicable law;

(m)        Notify the Board of all proposed material transactions before they are completed and get approval where necessary; and

(n)        Do all things necessary to assure its ability to render the services described in this Agreement.

3.4         Property Management Services.

3.4.1    Pursuant to the terms and conditions set forth in the Property Management Addendum attached hereto and incorporated herein as Exhibit A, the Advisor shall act as Property Manager at every Property owned directly or indirectly by the Operating Partnership. Notwithstanding the foregoing, if the Advisor declines to act as Property Manager with respect to any Property, the Company shall be permitted to enter into a property management agreement with a different Property Manager.

3.4.2    For each Property for which the Advisor is to provide property management services, the owner of each Property shall enter a Property Amendment in the form attached hereto as Exhibit B setting forth a description of the Property, the individual legal owner with respect to the Property, and any variations from the terms and conditions set forth in this Agreement with respect to the management and leasing of the Property.

3.5         Stockholder Services.

3.5.1    Manage services for and communications with Stockholders and holders of other securities of the Company, including answering phone calls, preparing and sending written and electronic reports and other communications;

3.5.2    Oversee the performance of the transfer agent and registrar;

3.5.3    Establish technology infrastructure to assist in providing Stockholder support and service; and

3.5.4    Consistent with Section 3.1, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.

3.6         Other Services. Except as provided in Section 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

4.         Authority of Advisor.

4.1         General. Subject to the supervision of the Board, all rights and powers to manage and control the day-to-day business and affairs of the Company and its Subsidiaries shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company and its Subsidiaries to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.2        Powers of the Advisor. Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.3        Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company (or its Subsidiaries) without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board (or if the governing documents or governing law applicable to any Subsidiary require the prior approval of the governing body of such Subsidiary). If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.

4.4        Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or its Subsidiaries prior to the date of receipt by the Advisor of such notification.

5.         Bank Accounts.

The Advisor may establish and maintain one or more bank accounts in the name of the Company (and its Subsidiaries) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and its Subsidiaries, under such terms and conditions as the Board (or the governing body of such Subsidiary) may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.

6.          Records and Financial Statements.

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s and its Subsidiaries’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and its Subsidiaries and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and its Subsidiaries’ assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.

7.         Limitation on Activities.

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, (v) violate the Charter or Bylaws, or (vi) violate the governing documents of any Subsidiary of the Company. In the event an action that would violate (i) through (vi) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

8.         Fees.

8.1         Contingent Acquisition Fees.

8.1.1    After the Stockholders have received or are deemed to have received Distributions, including with respect to a Listing or a Merger as described in Sections 8.1.3 and 8.1.4 below, in an aggregate amount equal to the sum of (i) the Stockholders’ 6% Return and (ii) Invested Capital, the Company shall pay the Advisor a Contingent Acquisition Fee as follows. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned by the Company or a Subsidiary, the Contingent Acquisition Fee payable to the Advisor shall equal 1.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, plus significant (as determined in the sole discretion of the Advisor) capital expenditures related to the development, construction or improvement of such Property, Loan or Permitted Investment. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company is, directly or indirectly, a partner and which is not deemed a Subsidiary, the Contingent Acquisition Fee payable to the Advisor shall equal 1.0% of the portion that is attributable to the Company’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, plus significant (as determined in the sole discretion of the Advisor) capital expenditures related to the development, construction or improvement of such Property, Loan or Permitted Investment.

8.1.2    After the Stockholders have received or are deemed to have received Distributions, including with respect to a Listing or a Merger as described in Sections 8.1.3 and 8.1.4 below, in an aggregate amount equal to the sum of (i) the Stockholders’ 13% Return and (ii) Invested Capital, the Company shall pay the Advisor a Contingent Acquisition Fee as follows. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned by the Company or a Subsidiary, the Contingent Acquisition Fee payable to the Advisor shall equal 2.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, plus significant (as determined in the sole discretion of the Advisor) capital expenditures related to the development, construction or improvement of such Property, Loan or Permitted Investment. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company is, directly or indirectly, a partner and which is not deemed a Subsidiary, the Contingent Acquisition Fee payable to the Advisor shall equal 2.0% of the portion that is attributable to the Company’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, plus significant (as determined in the sole discretion of the Advisor) capital expenditures related to the development, construction or improvement of such Property, Loan or Permitted Investment.

8.1.3    In the event of a Listing, Stockholders will be deemed to have received Distributions sufficient to provide the required return if (i) the market value of the outstanding Shares of the Company, measured by taking the average closing price or the average of the bid and asked price, as the case may be, during a period of 30 trading days commencing after the first day of the 6th month, but no later than the last day of the 18th month following Listing, the commencement date of which shall be chosen by the Advisor in its sole discretion (the “Market Value”), plus the total of all Distributions paid to Stockholders from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 6% Return or the Stockholders 13% Return, as applicable, from inception through the date Market Value is determined.

8.1.4    In the event of a Merger, Stockholders will be deemed to have received Distributions sufficient to provide the required return if (i) the Merger Consideration Amount, plus the total of all Distributions paid to Stockholders from the Company’s inception until the date of the closing of the Merger, plus all Distributions declared prior to the Merger but to be paid after the Merger, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 6% Return or the Stockholders 13% return, as applicable, from inception through the date of the closing of the Merger.

8.1.5    Contingent Acquisition Fees are payable upon satisfying each return threshold with respect to assets in the portfolio at the time the return threshold is satisfied and at the closing of acquisitions following satisfaction of the return threshold. For the avoidance of doubt, in the event of a Merger, the Contingent Acquisition fee will be payable immediately prior to the closing of the Merger if the return threshold would be satisfied upon closing of the Merger.

8.1.6    Upon the termination or non-renewal of this Agreement by the Company prior to ________, 2028 for any reason other than the Advisor’s fraud, willful misconduct or gross negligence, as determined by a final, non-appealable judgement of a court of competent jurisdiction, the Company shall pay the Advisor a Contingent Acquisition Fee as follows. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment to be owned by the Company or a Subsidiary, the Contingent Acquisition Fee payable to the Advisor shall equal 3.0% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment and the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, plus significant (as determined in the sole discretion of the Advisor) capital expenditures related to the development, construction or improvement of such Property, Loan or Permitted Investment. With respect to the acquisition or origination of a Property, Loan or other Permitted Investment through any Joint Venture or any partnership in which the Company is, directly or indirectly, a partner and which is not deemed a Subsidiary, the Contingent Acquisition Fee payable to the Advisor shall equal 3.0% of the portion that is attributable to the Company’s direct or indirect investment in such Joint Venture or partnership of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Property, Loan or other Permitted Investment, inclusive of the Acquisition Expenses associated with such Property, Loan or other Permitted Investment, plus the amount of any debt associated with, or used to fund the investment in, such Property, Loan or other Permitted Investment, plus significant (as determined in the sole discretion of the Advisor) capital expenditures related to the development, construction or improvement of such Property, Loan or Permitted Investment. Any amounts payable pursuant to this Section 8.1.6 will be reduced by any amounts previously paid to the Advisor under Section 8.1.1 and Section 8.1.2.

8.2    Asset Management Fees. The Company shall pay the Advisor a monthly Asset Management Fee in an amount equal to one-twelfth of 1.25% of the Gross Assets of the Company. The Gross Assets will be determined as of the last day of the prior month. The Asset

Management Fee shall be payable monthly on the first business day following the last day of such month. Notwithstanding the foregoing, the amount of the Asset Management Fee payable monthly shall be reduced by the aggregate amount of the purchase price discount provided to investors purchasing shares through a registered investment advisor as described in the prospectus for the Initial Public Offering during the month.

8.3         Contingent Financing Fees.

8.3.1    After the Stockholders have received or are deemed to have received Distributions, including with respect to a Listing or a Merger as described in Sections 8.3.2 and 8.3.3 below, in an aggregate amount equal to the sum of (i) the Stockholders’ 13% Return and (ii) Invested Capital, the Company shall pay the Advisor a Contingent Financing Fee in an amount equal to 1.0% of the original principal amount of any debt financing obtained or assumed by or for the Company or its Subsidiaries.

8.3.2    In the event of a Listing, Stockholders will be deemed to have received Distributions sufficient to provide the required return if (i) the Market Value of the outstanding Shares of the Company, plus the total of all Distributions paid to Stockholders from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders 13% Return, as applicable, from inception through the date Market Value is determined.

8.3.3    In the event of a Merger, Stockholders will be deemed to have received Distributions sufficient to provide the required return if (i) the Merger Consideration Amount, plus the total of all Distributions paid to Stockholders from the Company’s inception until the date of the closing of the Merger, plus all Distributions declared prior to the Merger but to be paid after the Merger, exceeds (ii) the sum of (A) Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders 13% Return from inception through the date of the closing of the Merger.

8.3.4    Contingent Financing Fees are payable upon satisfying the return threshold with respect to any financing obtained or assumed by the Company or its Subsidiaries prior to satisfaction of the return threshold and at the closing of new financing following satisfaction of the return threshold. For the avoidance of doubt, in the event of a Merger, the Contingent Financing fee will be payable immediately prior to the closing of the Merger if the return threshold would be satisfied upon closing of the Merger.

8.3.5    Upon the termination or non-renewal of this Agreement by the Company prior to ________, 2028 for any reason other than the Advisor’s fraud, willful misconduct or gross negligence, as determined by a final, non-appealable judgement of a court of competent jurisdiction, the Company shall pay the Advisor a Contingent Financing Fee in an amount equal to 1.0% of the original principal amount of any debt financing obtained or assumed by or for the Company or its Subsidiaries. Any amounts payable pursuant to this Section 8.3.5 will be reduced by any amounts previously paid to the Advisor under Section 8.3.1.

8.4         Property Management Fees. The Company shall pay the Advisor property management fees as set forth in the Property Management Addendum attached hereto as Exhibit A.

9.         Expenses.

9.1        General. Subject to Section 9.2, in addition to the compensation paid to the Advisor pursuant to Section 8, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to the Company’s allocable share of the Advisor’s or its Affiliates’ overhead such as rent, personnel costs, utilities, cybersecurity and IT costs as well as the following:

9.1.1    Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments and Joint Venture opportunities, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company or any of its Subsidiaries, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Charter;

9.1.2    The actual out-of-pocket cost of goods and services used by the Company and its Subsidiaries and obtained from entities not Affiliated with the Advisor, including travel, meals and lodging expenses incurred by the Advisor in performing duties associated with the acquisition or origination of Properties, Loans or other Permitted Investments;

9.1.3    Interest and other costs for borrowed money, including discounts, points and other similar fees;

9.1.4    Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its Subsidiaries and their business, assets or income;

9.1.5    Out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors or by its Subsidiaries;

9.1.6    Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;

9.1.7    All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

9.1.8    Subject to the approval of the Board, costs associated with the Advisor’s provision of services to the Company that would otherwise be provided by a third party, including, without limitation, Development Fees or Construction Fees in connection with the acquisition or development of Properties, Loans, Permitted Investments and Joint Venture opportunities;

9.1.9    Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Section 3 hereof;

9.1.10    Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

9.1.11    Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and its Subsidiaries and all such fees incurred at the request, or on behalf of, the Board, the Conflicts Committee or any other committee of the Board;

9.1.12    Out-of-pocket costs for the Company and its Subsidiaries to comply with all applicable laws, regulations and ordinances;

9.1.13    Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders or to holders of other securities of the Company;

9.1.14    Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Charter or the Bylaws; and

9.1.15    All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

9.2         Advisor Expenses. Notwithstanding the foregoing, the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement or serve as an executive officer of the Company, including, without limitation, salaries, bonus and other wages, payroll taxes, and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

9.3         Limitation on Reimbursements. Commencing upon the earlier to occur of four full fiscal quarters after (i) the Company’s acquisition of its first asset or, (ii) six months after the commencement of the Initial Public Offering, the following limitation on Operating Expenses shall apply:    The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board.

10.        Voting Agreement.

The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company or its Subsidiaries and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.

11.        Relationship of Advisor and Company; Other Activities of the Advisor.

11.1        Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other real estate investment trusts) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

11.2        Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

11.3        Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company as described in the most recent prospectus for any Offering of the Company (and subject to any limitations described in such prospectus), but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company.

12.        The Cottonwood Communities Name.

The Advisor and its Affiliates have a proprietary interest in the name “COTTONWOOD.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “COTTONWOOD”

during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “COTTONWOOD” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “COTTONWOOD” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any of its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “COTTONWOOD.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “COTTONWOOD” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.

13.        Term and Termination of the Agreement.

13.1        Term. Subject to Section 4.2 hereof, this Agreement shall continue in full force until ________, 2019. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.

13.2        Termination by Either Party. This Agreement or a Property Amendment, with respect to property management services at a particular Property, may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. In addition if any Property is sold by the Property Owner, the Property Amendment with respect to such Property shall be deemed of no further force or effect from and after the closing of the sale, except to the extent of post-closing management and accounting functions that are required to be performed under this Agreement. The provisions of Sections 1, 4, 10, 12, 13, 15 and 16 shall survive termination of this Agreement.

13.3        Payments on Termination. Payments to the Advisor pursuant to this Section 13.3 shall be subject to the 2%/25% Guidelines to the extent applicable. After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including the Contingent Acquisition Fees and the Contingent Financing Fees to the extent payable.

13.4        Duties of Advisor Upon Termination. The Advisor shall promptly upon termination:

13.4.1    pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

13.4.2    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

13.4.3    deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and

13.4.4    cooperate with the Company to provide an orderly transition of advisory functions.

14.        Assignment.

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

15.        Indemnification and Limitation of Liability.

15.1        Indemnification. Except as prohibited by the restrictions provided in this Section 15.1, Section 15.2 and Section 15.3, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

15.2        Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:

15.2.1    The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

15.2.2    The Advisor or its Affiliates were acting on behalf of or performing services for the Company.

15.2.3    Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.

15.3        Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

16.        Miscellaneous.

16.1        Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company or the Board:

Cottonwood Communities, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

To the Advisor:

Cottonwood Communities Management, LLC

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.1.

16.2        Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

16.3        Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.4        Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

16.5        Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

16.6        Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.7        Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.8        Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.9        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

16.10    Binding Effect. This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REIT:

Cottonwood Communities, Inc., a Maryland corporation

By:
Gregg Christensen,
Executive Vice President

OPERATING PARTNERSHIP:

COTTONWOOD COMMUNITIES O.P., LP, a Delaware limited partnership

By:	Cottonwood Communities, Inc.,
a Maryland corporation, its general partner

By:
Gregg Christensen,
Executive Vice President

COTTONWOOD MANAGEMENT:

COTTONWOOD COMMUNITIES MANAGEMENT, LLC, a Delaware limited liability company

By:	Cottonwood Capital Management, Inc., a Maryland corporation, its sole member

By:
Gregg Christensen,
Executive Vice President

[Signature Page to Advisory Agreement between Cottonwood Communities, Inc., Cottonwood

Communities O.P., LP and Cottonwood Communities Management, LLC]

EXHIBIT A TO ADVISORY AGREEMENT

PROPERTY MANAGEMENT ADDENDUM

Cottonwood Communities Management, LLC, a Delaware limited liability company (herein referred to as the “Advisor” or the “Property Manager”) shall act as the property manager pursuant to the terms and conditions described herein for each Property identified in a Property Amendment entered into by the owner of the Property (the “Property Owner”) and the Property Manager. As used herein, “Property” means each Property identified in a Property Amendment and “Property Owner” means each Property Owner identified in a Property Amendment.

1.         Commencement Date. The Property Manager’s duties and responsibilities shall begin on the Effective Date as set forth in the Property Amendment entered into for each Property for which the Advisor is to provide property management services.

2.         Property Manager’s Responsibilities.

2.1         Management.

2.1.1 Generally.    The Property Manager shall manage, operate and maintain the Property in a commercially reasonable manner for the tenants thereof, subject to (a) applicable governmental requirements and (b) the terms and provisions of this Addendum. At the expense of the Property Owner, the Property Manager shall keep the Property clean and in good repair, and shall order and supervise the completion of such repairs as may be required, provided that the Property Owner, in a manner reasonably satisfactory to the Property Manager, makes available to the Property Manager sufficient sums to pay the costs thereof.

2.1.2    Responsibility Relating to Loans. In addition to the foregoing, the Property Manager shall have responsibility for interfacing and communicating with the owner and holder of any deed of trust or mortgage upon the Property and its successors and assigns (a “Lender”) and shall: (i) perform all services customarily provided by a property manager, with respect to interfacing with the Lender in connection with the loan secured by such deed of trust or mortgage (“Loan”) and all other documents executed in connection therewith (the “Loan Documents”), including, without limitation, designating changes in address, receiving any and all notices, including, without limitation, default notices on behalf of the Property Owner, requesting and receiving any amounts out of any reserve accounts or escrow accounts maintained by Lender, or its successors and assigns, on account of repairs, capital improvements, tenant improvements, leasing commissions, real estate taxes and assessments and insurance proceeds or otherwise; and (ii) with the consent of the Property Owner, request waivers of provisions under the Loan Documents and negotiate conditions to any such requested waivers that might be granted by the Lender and its successors and assigns, depositing rents or other revenues in any lockbox account maintained under such Loan Documents, receiving into an operating account to be maintained by the Property Manager for the benefit of the Property Owner all disbursements made out of any such lockbox to the Property Owner as the borrower thereunder for the payment of operating expenses of the Property, or otherwise to be made to or to the account of the Property Owner as such borrower, requesting and receiving any amounts out of any reserve accounts or escrow accounts maintained by such Lender on account of repairs, capital improvements, tenant improvements, leasing commissions, real estate taxes and assessments and insurance proceeds or otherwise.

2.2        Employees/Independent Contractors of Property Manager. The Property Manager shall employ, directly or through third party contractors (e.g. employee leasing company) employees and/or independent contractors to enable the Property Manager to manage, operate and maintain the Property. All matters pertaining to the supervision of such employees and independent contractors shall be the responsibility of the Property Manager. All salaries, benefits and positions of employees who perform work in connection with the Property shall be consistent with the Budget (as defined in Section 2.4).

2.3         Compliance with Laws, Mortgages and Other Matters.

2.3.1    The Property Manager shall comply with all applicable local, state and federal laws (collectively “Laws”). The Property Manager may implement such procedures with respect to the Property as the Property Manager may deem advisable for the efficient and economic management and operation thereof. The Property Manager shall pay from the Operating Account (defined in Section 6.1) expenses incurred to remedy violations of Laws. However, the Property Manager shall not be obligated to remedy any violations of Law if sufficient funds are not available in the Operating Account or if the Property Owner does not provide sufficient additional funds to do so.

2.3.2    The Property Manager shall furnish to the Property Owner, promptly after receipt, any notice of violation of any material Laws issued by any governmental entity or any notice of termination or cancellation of any insurance policy.

2.3.3    The Property Manager shall use commercially reasonable efforts to comply with the Loan Documents. The Property Manager shall furnish to the Property Owner, promptly after receipt, any notices of default received from a Lender. The Property Owner shall furnish to the Property Manager, promptly after receipt, any notices of default received from a Lender.

2.4         Budgets.

2.4.1    The Property Manager shall prepare and submit to the Property Owner annually an annual capital and operating budget (“Budget”) for the promotion, operation, leasing, repair, maintenance and improvement of the Property for each calendar year. The Budget for the initial calendar year, preapproved by the Property Owner, shall be attached as Exhibit “A” to each Property Amendment and is incorporated herein by this reference. The Property Manager shall deliver the Budget for each subsequent calendar year on or prior to December 1st of the calendar year before the budget year, or as soon as possible thereafter. The Property Owner shall have thirty (30) days after delivery of the Budget to approve or disapprove of the Budget. The Property Owner agrees to use its best efforts to approve the Budget. If the Property Owner does not disapprove of the Budget (which disapproval shall be in writing to the Property Manager), or any item therein, within such thirty (30) day specified response period described above, the Property Owner shall have been deemed to have approved the Budget. In the event the approval is not obtained, the Property Owner shall negotiate in good faith with the Property Manager for fifteen (15) days to resolve the issue. If the parties are unable to reach an agreement, the issue shall be resolved by arbitration as set forth in Section 13.5 with the Property Owner on the one hand, and the Property Manager on the other hand; the costs of the arbitration shall be paid by the Property. The Property Manager may proceed under the terms of the proposed Budget for items that are not objected to and may take any action with respect to Permitted Expenditures (as defined in Section 2.5.2 below). In the event that the items that are objected to are operational expenditures, as opposed to capital expenditures, the Property Manager shall be entitled to operate the Property using the prior year’s Budget for such items plus five percent (5%) until approval is obtained. The Property Manager may at any time submit a revised Budget to the Property Owner for its approval, which will be governed by the terms of this Section 2.5.1 and shall continue to operate the Property under the previously approved Budget until the revised Budget is approved. The Property Manager shall provide the Property Owner with such information regarding the Budget as may be, from time to time, reasonably requested by the Property Owner.

2.4.2    The Property Manager shall charge all expenses to the proper account as specified in the Budget, provided that the Property Manager may reallocate savings from one line item to other line items for the benefit of the Property Owner. The Property Manager shall submit (subject to the same procedures as set forth in Section 2.5.1) a revised Budget to the Property Owner before making any expenditure not within the Budget unless the expenditure is (a) less than $25,000, or (b) is, in the Property Manager’s reasonable judgment, required to avoid personal injury, significant property damage, a default under any loan encumbering the Property, a violation of applicable Law or the suspension of a service (collectively, “Permitted Expenditures”).

2.4.3    During each calendar year, in the regular monthly reports sent to the Property Owner, the Property Manager shall inform the Property Owner of any material increases in costs and expenses not foreseen and not included in the Budget within a reasonable time after the Property Manager learns of such changes.

2.4.4    Any controversy arising out of or related to any dispute regarding the Budget as set forth in Section 2.5.1 shall be settled by binding arbitration as provided in Section 13.5.

2.5         Leasing.

2.5.1    The Property Owner hereby approves all Leases, as defined in Section 2.6.2 presently in effect on the date the Property Amendment is executed and the Property Manager’s standard lease form.

2.5.2    The Property Manager shall use commercially reasonable efforts to obtain tenants for all leasable space in the Property and to renew leases and rental agreements (collectively, “Leases”) as provided herein. The Property Manager shall have the authority to negotiate and execute new and renewal Leases on behalf of the Property Owner. In connection with its leasing efforts, the Property Manager may advertise the Property for lease.

2.5.3    The Property Manager shall not, without the prior written approval of the Property Owner, give free rental or discounts or rental concessions to any employees, officers or shareholders of the Property Manager or anyone related to such employees, officers or shareholders unless such discounts or concessions are disclosed in the Budget or are in lieu of salaries or other benefits to which they would be contractually entitled. The Property Manager shall not lease any space in the Property to itself or to any of its affiliates or subsidiaries.

2.5.4    The Property Manager shall reasonably investigate all prospective tenants, and shall not rent to persons not meeting credit standards reasonable for the market. The Property Manager may, in its discretion, obtain a credit check for all prospective tenants through LexisNexis or a similar service. The Property Manager shall retain such information for the duration of the tenancy, and shall make it available to the Property Owner upon reasonable notice, subject to compliance with any confidentiality restrictions required by any credit check company and any applicable Laws. The Property Manager does not guarantee the accuracy of any such information or the financial condition of any tenant.

2.5.5    The Property Manager and the Property Owner agree that there shall be no intentional discrimination against or segregation of any person or group of persons on account of age, race, color, religion, creed, handicap, sex or national origin in the leasing of the Property, nor shall the Property Manager knowingly permit any such practice or practices of discrimination or segregation with respect to the selection, location, number or occupancy of tenants.

2.5.6    The Property Manager is hereby authorized to execute any and all subordination and non-disturbance agreements, tenant estoppel certificates and tenant notices with respect to the Property, and any and all property tax declaration forms with respect to the acquisition of the Property.

2.6        Collection of Rents and Other Income. Unless otherwise required by any Loan Documents affecting the Property, the Property Manager shall bill all tenants and shall use its commercially reasonable efforts to collect all rent and other charges due and payable from any tenant or from others for services provided in connection with the Property. The Property Manager shall deposit all monies so collected in the Operating Account as defined in Section 6.1.

2.7        Repairs and Maintenance. The Property Manager shall maintain the buildings, appurtenances and common areas of the Property other than areas that are the responsibility of the tenants, including, without limitation, all repairs, cleaning, painting, decorations and alterations, for example electrical, plumbing, carpentry, masonry, elevators and such other routine repairs as are necessary or reasonably appropriate in the course of maintenance of the Property (subject to the limitations of this Addendum). The Property Manager shall pay actual and reasonable expenses for materials and labor for such purposes from the Operating Account.

2.8        Capital Expenditures. The Property Manager, on behalf of the Property Owner, may make any capital expenditure within any Budget approved by the Property Owner without any further consent, provided that the Property Manager follows the bidding procedures prescribed below. All other capital expenditures (other than Permitted Expenditures) shall be subject to submittal of a revised Budget to the Property Owner. Unless the Property Owner specifically waives such requirements, or approves a particular contract, the Property Manager shall award any contract for a capital improvement exceeding $50,000 in cost on the basis of competitive bidding, solicited from a minimum of two (2) written bids. The Property Manager shall accept the bid of the lowest bidder determined by the Property Manager to be responsible, qualified and capable of completing such improvements on a reasonable schedule.

2.9        Service Contracts, Supplies and Equipment.

2.9.1    The Property Manager, on behalf of the Property Owner, may enter into or renew any contract for cleaning, maintaining, repairing or servicing the Property or any of the constituent parts of the Property (including but not limited to contracts for utilities, security or other protection, extermination, landscaping, architectural or engineering services) without the further consent of the Property Owner. Each service contract shall (a) be in the name of the Property Owner or the Property Manager as agent of the Property Owner, (b) be assignable to a successor owner of the Property, and (c) be for a term not to exceed one year unless the circumstances require otherwise in the sole discretion of the Property Manager.

2.9.2    If this Agreement terminates, the Property Manager shall assign to the Property Owner or the nominee of the Property Owner all of the Property Manager’s interest in the service agreements pertaining to the Property or otherwise terminate such service agreements as directed by the Property Owner to the extent the Property Manager and/or Property Owner has the authority to terminate such service agreements.

2.9.3    At the expense of the Property Owner, the Property Manager shall purchase, provide, and pay for any needed janitorial and maintenance supplies, tools and equipment, restroom and toilet supplies, light bulbs, paints, and similar supplies necessary to operate and maintain the Property. Any interest in such supplies and equipment shall be the property of the Property Owner. All such supplies, tools, and equipment generally shall be delivered to and stored at the Property and shall be used only in connection with the management, operation, and maintenance of the Property.

2.9.4    The Property Manager shall use reasonable efforts to purchase all goods, supplies or services at the lowest cost reasonably available from reputable sources.

2.10    Taxes and Mortgages. The Property Manager, unless otherwise requested, shall obtain and verify bills for real estate and personal property taxes, general and special real property assessments and other like charges (collectively “Taxes”) which are, or may become, liens against the Property and appeal such Taxes as the Property Manager may decide, in its reasonable judgment, to be prudent. The Property Manager shall report any such Taxes that materially exceed the amounts contemplated by the Budget to the Property Owner prior to the Property Manager’s payment thereof. The Property Manager, if requested by the Property Owner, will prepare an application for correction of the assessed valuation (in cooperation with the Property Owner) to be filed with the appropriate governmental agency. The Property Manager shall pay, within the time required to obtain discounts, from funds provided by the Property Owner or from the Operating Account, all utilities, Taxes and payments due under each lease, mortgage, deed of trust or other security instrument, if any, affecting the Property. To the extent contemplated by the Budget (as may be revised from time to time), the Property Manager may make any such payments and pay customary rates to tax professionals for related tax services without the additional approval of the Property Owner.

2.11    Miscellaneous Duties. The Property Manager shall (a) maintain at the Property Manager’s office address as set forth in Section 12.1 or at the Property, and readily accessible to the Property Owner, orderly files containing rent records, insurance policies, Leases and subleases, correspondence, receipted bills and vouchers, bank statements, canceled checks, deposit slips, debit and credit memos, and all other documents and papers pertaining to the Property or the operation thereof; (b) provide information about the Property necessary for the preparation and filing by the Property Owner of its income or other tax returns required by any governmental authority, including annual statements,; (c) consider and record tenant service requests in systematic fashion showing the action taken with respect to each; (d) supervise the moving in and out of tenants and, if permitted under the Leases and known to the Property Manager, subtenants; arrange, to the extent possible, the dates thereof to minimize disturbance to the operation of the Property and inconvenience to other tenants; and render an inspection report, an assessment for damages and a recommendation on the disposition of any deposit held as security for the performance by the tenant under its lease with respect to each premises vacated; (e) check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Property and, except as otherwise provided in this Addendum, pay such bills when due and payable; and (f) not knowingly permit the use of the Property for any purpose that might void any policy of insurance held by the Property Owner or that might render any loss thereunder uncollectible. All such records are the property of the Property Owner and will be made available to the Property Owner upon request.

3.          Insurance.

3.1         Insurance.

3.1.1    The Property Manager, at the Property Owner’s expense, will, to the extent available at commercially reasonable rates, obtain and keep in force (or require the tenants under the Leases to obtain and keep in force) adequate insurance against physical damage (such as fire with extended coverage endorsement, boiler and machinery) and against liability for loss, damage or injury to property or persons that might arise out of the occupancy, management, operation or maintenance of the Property, as contemplated by the Budget and any Loan Documents affecting the Property. Such insurance shall be obtained for the Property Owner and shall include the Property Owner as a named insured. The Property Manager shall not be required to obtain terrorism, earthquake or flood insurance unless required by the Loan Documents or otherwise expressly directed to do so by a specific written notice from the Property Owner, but may do so in the Property Manager’s reasonable discretion. The Property Manager shall be a named insured on all property damage insurance and an additional insured on all liability insurance maintained with respect to the Property. In the event the Property Manager receives insurance proceeds for the Property, the Property Manager will take any required actions as set forth in any Loan Documents affecting the Property. In the event that the Property Manager receives insurance proceeds that are not governed by the terms of any Loan Documents affecting the Property, the Property Manager will either (i) use such proceeds to replace, repair or refurbish the Property or (ii) distribute such proceeds to the Property Owner, as directed by the Property Owner. Any insurance proceeds distributed to the Property Owner will be distributed subject to any fees owed to the Property Manager pursuant to this Addendum. The foregoing notwithstanding, in all events the Property Manager will obtain on behalf of the Property Owner, at the Property Owner’s expense, all applicable insurance coverage as may be required by the terms of any Loan Documents.

3.1.2    The Property Owner acknowledges that the Property Manager is not a licensed insurance agent or insurance expert. Accordingly, the Property Manager shall be entitled to rely on the advice of a reputable insurance broker or consultant regarding the proper insurance for the Property.

3.1.3    Subject to the provisions of any Loan Documents, the Property Manager shall investigate and submit, as soon as reasonably practicable, any required reports to the insurance carrier as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage to or destruction of the Property and the estimated costs of repair thereof. Subject to the provisions of any Loan Documents, the Property Manager shall settle all claims, including the execution of proofs of loss, the adjustment of losses, signing and collection of receipts and collection of money.

3.2        Contractor’s and Subcontractor’s Insurance. The Property Manager shall require all contractors and subcontractors entering upon the Property to perform services to have insurance coverage at the contractor’s or subcontractor’s expense, in the following minimum amounts or such other amounts as may be required under the terms of any Loan Documents: (a) worker’s compensation – statutory amount; (b) employer’s liability (if required) - $500,000; and (c) comprehensive general liability insurance, including comprehensive auto liability insurance covering the use of all owned, non-owned and hired automobiles, with bodily injury and property damage limits of $750,000 per occurrence. The Property Manager may waive such requirements in its reasonable discretion. The Property Manager shall obtain and keep on file a certificate of insurance which shows that each contractor and subcontractor is so insured.

3.3        Property Manager’s Insurance. The Property Manager shall maintain, at its own expense, errors and omissions insurance, director and officers insurance and employment practices insurance with a minimum of $1,000,000 in coverage. The Property Manager shall also maintain an employee crime policy with a minimum of $50,000 in coverage.

3.4        Waiver of Subrogation. To the extent available at commercially reasonable rates, all property damage insurance policies required hereunder shall contain language whereby the insurance carrier thereunder waives any right of subrogation it may have with respect to the Property Owner or the Property Manager.

4.          Financial Reporting and Record Keeping.

4.1        Books of Accounts. The Property Manager shall maintain adequate and separate books and records for the Property with the entries supported by sufficient documentation to ascertain their accuracy with respect to the Property. The Property Owner agrees to provide to the Property Manager any financial or other information reasonably requested by the Property Manager to carry out its services hereunder. The Property Manager shall maintain such books and records at the Property Manager’s office as set forth in Section 12.1 or at the subcontractor to the Property Manager or at the Property. The Property Manager shall assert such control over accounting and financial transactions as is reasonably necessary to protect the Property Owner’s assets from theft, error or fraudulent activity by the Property Manager’s employees. The Property Manager shall bear the losses arising from the fraud or gross negligence of the Property Manager or any of its employees or agents, including, without limitation, the following: (a) theft of assets by the Property Manager’s employees, principals, or officers or those individuals associated or affiliated with the Property Manager; (b) overpayment or duplicate payment of invoices arising from either fraud or gross negligence, unless credit is subsequently received by the Property Owner within ten (10) days of such overpayment or duplicate payment; (c) overpayment of labor costs arising from either fraud or gross negligence, unless credit is subsequently received by the Property Owner within ten (10) days of such overpayment; (d) overpayment resulting from payment from suppliers to the Property Manager’s employees or agents arising from the purchase of goods or services for the Property; and (e) unauthorized use of facilities by the Property Manager or the Property Manager’s employees or agents.

4.2        Financial Reports. On or about the 20th day following the end of each calendar month, the Property Manager shall furnish to the Property Owner a report of all significant transactions occurring during such prior month. These reports shall include a cash flow statement, a current rent roll and a Property Manager update on the status of the Property. The Property Manager also shall deliver to the Property Owner within sixty (60) days following (i) the end of each calendar year and (ii) the termination of this Agreement, a report showing, in summary form, all collections, delinquencies, uncollectible items, vacancies and other matters pertaining to the management, operation, and maintenance of the Property during the prior year or such applicable portion thereof. The annual report shall also contain a statement of income and expenses, a balance sheet for the Property and such other financial information deemed applicable in the Property Manager’s reasonable discretion. The statement of income and expenses, the balance sheet, and all other financial statements and reports shall be prepared on an accrual basis and in compliance with all reporting requirements relating to the operations of the Property and required under any Loan Documents. If requested by the Property Owner, the Property Manager shall provide financial statements prepared on an accrual basis according, to the extent possible, to generally accepted accounting principles. The Property Manager shall also provide to any lender under any Loan Documents copies of all applicable reports required thereunder that relate to the Property.

4.3        Supporting Documentation. At the expense of the Property Owner, the Property Manager shall maintain and make available at the Property Manager’s office, as set forth in Section 12.1, or at the office of the subcontractor to the Property Manager, at the Property or at a designated office in the region of the Property, copies of the following, if available: (a) all bank statements, bank deposit slips, bank debit and credit memos, canceled checks, and bank reconciliations; (b) detailed cash receipts and disbursement records; (c) trial balance for receivables and payables and billed and unbilled revenue items; (d) rent roll of tenants; (e) paid invoices (or copies thereof); (f) summaries of adjusting journal entries as part of the annual accounting process; (g) supporting documentation for payroll, payroll taxes and employee benefits; (h) appropriate details of accrued expenses and property records; and (i) market study of competition (annually).

4.4        Tax Information. The Property Manager shall provide the Property Owner with sufficient information so that the Property Owner can prepare its income tax returns on the cash method of accounting or, if requested, with appropriate adjustment to convert the information to an accrual basis.

5.          Right to Audit. The Property Owner and its representatives, including the lender under the Loan Documents, may examine all books, records and files maintained for the Property Owner by the Property Manager. Any such party may perform any audit or investigations relating to the Property Manager’s activities at any office of the Property Manager if such audit or investigation relates to the Property Manager’s activities for the Property Owner. Should the Property Owner discover defects in internal controls or errors in record keeping, the Property Manager shall undertake with all appropriate diligence to correct such discrepancies either upon discovery or within a reasonable period of time. The Property Manager shall inform the Property Owner in writing of the action taken to correct any audit discrepancies. Any audit or investigation performed by the Property Owner will be conducted at the Property Owner’s sole expense.

6.          Bank Accounts.

6.1        Operating Account. To the extent funds are not required to be placed in a lockbox pursuant to any Loan Documents affecting the Property, the Property Manager shall deposit all rents and other funds collected from the operation of the Property in a reputable bank or financial institution in a special trust or depository account or accounts for the Property maintained by the Property Manager for the benefit of the Property Owner. The Property Manager shall maintain books and records of the funds deposited in the accounts and withdrawals therefrom (such accounts together with any interest earned thereon, shall collectively be referred to herein as the “Operating Account”). The Property Manager shall maintain, with funds from the Property Owner, the Operating Account so that an amount at least as great as the budgeted expenses for such month is in such Operating Account as of the first of each month. The Property Manager shall pay from the Operating Account, on behalf of the Property Owner, the operating expenses of the Property and any other payments relating to the Property as required by this Addendum. If more than one account is necessary to operate the Property, each account shall have a unique name, except to the extent any Lender requires sub-accounts within any account. All rents and other funds collected in the Operating Account after payment of all operating expenses, debt service and such amounts as may be reasonably determined by the Property Manager to be retained for reserves or improvements, shall, unless otherwise provided by any Loan Documents, be paid to the Property Owner.

6.2        Security Deposit Account. The Property Manager shall open, on behalf of the Property Owner, a separate account at a reputable bank or other financial institution for the purpose of segregating security deposits. The Property Manager shall maintain such account in accordance with applicable law and/or the applicable Loan Documents. The Property Manager shall use the account only to maintain security deposits on behalf of the Property Owner. The Property Manager shall require the bank or financial institution to hold the funds in trust for the Property Owner. The Property Manager shall maintain detailed records of all security deposits deposited, and allow the Property Owner or its designees access to such records. Subject to any contrary terms of any Loan Documents, the Property Manager may return such deposits to any tenant in the ordinary course of business in accordance with the terms of the applicable lease and applicable Law.

6.3        Access to Account. As authorized by signature cards, representatives of the Property Manager shall have access to and may draw upon all funds in the accounts described in Sections 6.1 and 6.2 without the approval of the Property Owner. Additionally, representatives of the Property Manager shall have access to and may draw upon any funds escrowed or held in reserve for capital expenditures without the approval of the Property Owner, provided that the requirements of Section 2.9 and any additional Lender requirements with respect to such amounts are satisfied. The Property Owner may not withdraw funds from such accounts without the Property Manager’s prior written consent, except following the Property Manager’s default after expiration of any applicable notice and cure periods or the termination of this Agreement.

7.           Payment of Expenses.

7.1        Costs Eligible for Payment from Operating Account. The Property Manager shall pay all expenses of the operation, maintenance and repair of the Property contemplated by the Budget directly from the Operating Account or shall be reimbursed by the Property Owner, subject to the conditions set forth in Section 2.5, including the following to the extent applicable: (a) costs of the gross salary and wages or proportional shares thereof, payroll taxes, payroll processing fees, worker’s compensation insurance, employee education, training and certification and all other benefits of employees (for example, on-site personnel) required to manage, operate and maintain the Property properly, adequately, safely and economically, subject to this Addendum, provided that the Property Manager shall not pay such employees in advance; (b) cost to comply with the terms of any Loan Documents and/or to correct the violation of any governmental requirement relating to the leasing, use, repair and maintenance of the Property, or relating to the Laws, if such cost is not the result of the Property Manager’s gross negligence fraud or willful misconduct; (c) actual and reasonable cost of making all repairs, decorations and alterations if such cost is not the result of the Property Manager’s gross negligence or willful misconduct; (d) cost incurred by the Property Manager in connection with all service agreements; (e) cost of collection of delinquent rents collected by a collection agency or attorney; (f) legal support fees and reasonable legal fees of attorneys for the costs of services otherwise provided herein; (g) cost of capital expenditures subject to the restrictions in Section 2.9 and in this Section; (h) cost of printed checks for each account required for the Property and the Property Owner; (i) cost of utilities and costs associated with utility billing; (j) cost of advertising, marketing and resident surveys; (k) cost of printed forms and supplies required for use at the Property; (l) management compensation set forth in Section 9; (m) the cost of tenant improvements to the Property subject to the restrictions in Section 2.9 and this Section 7.1; (n) all hiring, relocation and termination costs for any employees whose salaries and benefits are paid by the Property Owner; (n) brokers’ commissions; (o) debt service; (p) the cost of utilities, services, contractors and insurance; (q) reimbursement of the Property Manager’s out-of-pocket costs and expenses to the extent not prohibited by Section 8; (r) general accounting and reporting services within the reasonable scope of the Property Manager’s responsibility to the Property Owner; (s) cost of forms, papers, ledgers, postage and other supplies and equipment (including computer equipment) used in the Property Manager’s office at any location;(t) computer/information technology (IT) support and the cost of electronic data processing equipment, including personal computers located at the Property Manager’s office at the Property for preparation of reports, information and returns to be prepared by the Property Manager under the terms of this Agreement; (u) cost of electronic data processing provided by computer service companies for preparation of reports, information and returns to be prepared by the Property Manager under the terms of this Agreement, including but not limited to any costs associated with Yardi or similar property management software; (v) travel and entertainment expenses intended to advance the interests of the Property; and (w) cost of routine travel by the Property Manager’s employees or agents to and from Property. In the alternative, the Property Manager may charge a monthly flat fee for the above services, which flat fee is subject to the approval of the Property Owner. All other amounts not directly related to the Property or the Property Owner shall be payable solely by the Property Manager, and shall not be paid out of the Operating Account or reimbursed by the Property Owner.

7.2        Operating Account Deficiency. If there are not sufficient funds in the Operating Account (or any reserve account held by the Lender) to make any required payment, the Property Manager shall notify the Property Owner, if possible, at least ten (10) days prior to any such delinquency so that the Property Owner has an opportunity to deposit sufficient funds into the Operating Account (or, if applicable, any reserve account held by the Lender) to allow for payment prior to the imposition of any penalty or late charge. In no event shall the Property Manager be required to expend any of its own funds for the operation or maintenance of the Property; however, should it do so, the Property Manager shall be entitled to reimbursement from the Property Owner within thirty (30) days after such advance.

7.3        Interest on Funds Advanced or Loaned by the Property Manager. Subject to the approval of the Property Owner, the Property Manager may (but shall not be obligated to) loan funds to the Property Owner in the future, with simple interest thereon at the rate of fifteen percent (15%) per annum (or, if lower, the highest rate permitted by Law). Such loan, if any, shall be full recourse to the Property Owner and must be repaid within thirty (30) days of funding.

8.           Property Manager’s Costs Not To Be Reimbursed.

8.1        Non-Reimbursable Costs. Costs attributable to losses arising from the gross negligence or fraud on the part of the Property Manager, the Property Manager’s agents or employees shall be at the sole cost and expense of the Property Manager and shall not be reimbursed by the Property Owner.

8.2        Litigation. The Property Manager will be responsible for and hold the Property Owner harmless from, all fees, costs, expenses, and damages relating to criminal activity involving employees, disputes with employees for worker’s compensation (to the extent not covered by insurance), discrimination or wrongful termination, including legal fees and other expenses, where it is determined by final judicial determination that such loss, cost or expense was the fault of the Property Manager.

9.          Compensation. The Property Manager and its Affiliates will receive the compensation set forth on Schedule 1.

10.        Termination of Property Management Services.

10.1    Termination. Property management services may be terminated as provided for in the Advisory Agreement. If any Property is sold by the property owner, the Property Amendment with respect to such Property shall be deemed of no further force or effect from and after the closing of the sale, except to the extent of post-closing management and accounting functions that are required to be performed under this Addendum.

10.2    Final Accounting. Within forty-five (45) days after termination of property management services for any reason, the Property Manager shall deliver to the Property Owner the following: (a) a final accounting, setting forth the balance of income and expenses on the Property as of the date of termination; (b) transfer to any account indicated by the Property Owner any balance or monies of the Property Owner or tenant security deposits held by the Property Manager with respect to the Property (or transfer the accounts in which such sums are held as instructed by the Property Owner); and (c) deliver to a subsequent property manager or other agent indicated by the Property Owner all materials and supplies, keys, books and records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property. For a period of forty-five (45) days after such expiration or cancellation for any reason other than the Property Owner’s default, the Property Manager shall be available, through its senior executives familiar with the Property, to consult with and advise the Property Owner or any person or entity succeeding to the Property Owner as owner of the Property or such other person or persons selected by the Property Owner regarding the operation and maintenance of the Property. In addition, the Property Manager shall cooperate with the Property Owner in notifying all tenants of the Property of the expiration and termination of this Agreement, and shall use reasonable efforts to cooperate with the Property Owner to accomplish an orderly transfer of the operation and management of the Property to a party designated by the Property Owner. The Property Manager shall receive its monthly Property Management Fee for such services. The Property Manager shall, at its cost and expense, promptly remove all signs wherever located indicating that it is the Property Manager and replace and repair any damage resulting therefrom. Termination of this Agreement shall not release either party from liability for failure to perform any of the duties or obligations as expressed herein and required to be performed by such party for the period prior to the termination.

10.3    Debts and Obligations of the Property Owner. In the performance of its duties hereunder, the Property Manager and its affiliates, shall act on behalf of the Property Owner solely in their capacity as the Property Owner’s agent. All debts and obligations to third parties incurred by the Property Manager or its affiliates, in relation to the Property, shall be the debts and obligations of the Property Owner, and neither the Property Manager, nor its affiliates, shall be liable for, and shall be indemnified by, the Property Owner for any such debts, liabilities or obligations. The Property Manager and its affiliates shall have no obligation or responsibility to make payments with their own funds on any indebtedness incurred on behalf of the Property Owner or the Property, whether secured by the Property, or any portion thereof. Furthermore, the Property Amendment thereto shall not be terminated by the Property Owner until all existing debts, liabilities and obligations arising out of any loan or the payment for goods or services on behalf of the Property are paid in full or assumed by a successor property manager; any guarantees entered into or made by the Property Manager, its affiliates, principles or officers on behalf of the Property are extinguished; and all fees owed to the Property Manager and its affiliates have been paid in full.

11.       Conflicts. The Property Manager shall not deal with or engage, or purchase goods or services from, any subsidiary or affiliated company of the Property Manager in connection with the management of the Property for amounts above market rates.

12.       Notices. All notices, demands, consents, approvals, reports and other communications to the Property Owner as provided for in this Addendum shall be in writing and shall be given to the Property Owner as set forth below, or at such other address as they may specify hereafter in writing. All notices, demands, consents, approvals, reports, and other communications to the Property Manager provided for in this Addendum shall be in writing and shall be given to the Property Manager at the address set forth below or at such other address as it may specify hereafter in writing:

To the Property Manager at:

Cottonwood Communities Management, LLC

c/o Cottonwood Residential, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Attention: General Counsel

To the Property Owner:

Property Owner as Set Forth in Property Amendment

c/o Cottonwood Communities, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Attention: General Counsel

Any notice or other communication that is not emailed may be delivered by a recognized overnight delivery service providing a receipt, facsimile transmission or mailed by United States registered or certified mail, return receipt requested, postage prepaid if deposited in a United States Post Office or depository for the receipt of mail regularly maintained by the post office. Notices sent by overnight courier shall be deemed given one (1) business day after mailing; notices sent by registered or certified mail shall be deemed given two (2) business days after mailing; and notices sent by facsimile transmission shall be deemed given as of the date sent (if sent prior to 5:00 p.m. MT and if receipt has been acknowledged by the operator of the receiving machine). Notices sent via e-mail shall be deemed given as of the date sent (if sent prior to 5:00 p.m. MT and if the Property Manager does not receive a “bounce back” notice that the e-mail transmission was not completed).

13.         Miscellaneous

13.1    Attorneys’ Fees. In any action or proceeding between the Property Manager and the Property Owner arising from or relating to this Addendum or the enforcement or interpretation hereof, the party prevailing in such action or proceeding shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other costs and expenses of the action or proceeding.

13.2    Binding Arbitration. Any controversy between the parties hereto arising out of or related to this Addendum or the breach thereof shall be settled by arbitration in Salt Lake City, Utah, in accordance with the rules of The American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a person agreed to by each party to the dispute within thirty (30) days following notice by one party that he or she desires that a matter be arbitrated. If there was no mediation and the parties are unable within such thirty (30) day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Denver, Colorado office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorneys’ fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by the losing party or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within thirty (30) days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within thirty (30) days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each party shall be entitled to discovery in accordance with applicable Utah law.

13.3    Indemnification by the Property Owner. The Property Owner shall indemnify, defend and hold the Property Manager and its shareholders, members, partners, officers, directors, managers and employees harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorneys’ fees and court costs, sustained or incurred by or asserted against the Property Manager by reason of the operation, management, and maintenance of the Project and the performance by the Property Manager of the Property Manager’s obligations under this Addendum, except those which arise from the Property Manager’s gross negligence, willful misconduct or fraud. If any person or entity makes a claim or institutes a suit against the Property Manager on matters for which the Property Manager claims the benefit of the foregoing indemnification, then (a) the Property Manager shall give the Property Owner prompt notice thereof in writing; (b) the Property Owner may defend such claim or action by counsel of its own choosing provided such counsel is reasonably satisfactory to the Property Manager; (c) neither the Property Manager nor the Property Owner shall settle any claim without the other’s written consent; and (d) this subsection shall not be so construed as to release the Property Owner or the Property Manager from any liability to the other for a breach of any of the covenants agreed to be performed under the terms of this Addendum.

13.4    Representations. The Property Manager represents and warrants that it is or shall become fully qualified and licensed, to the extent required by applicable Law, to manage and lease real estate and perform all obligations assumed by the Property Manager hereunder. The Property Manager shall use reasonable efforts to comply with all such laws now or hereafter in effect. If at any time it is determined that the Property Manager does not have all applicable licenses or qualifications, the Property Manager shall be given a reasonable opportunity to cure such deficiency by obtaining any required licenses or permits.

14.        Waiver of Right to Jury Trial. THE PROPERTY OWNER AND THE PROPERTY MANAGER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTIONS BROUGHT BY OR AGAINST THE PROPERTY OWNER OR THE PROPERTY MANAGER IN CONNECTION WITH THIS AGREEMENT.

SCHEDULE 1

FEES TO PROPERTY MANAGER & AFFILIATES

The Property Manager and its Affiliates will receive the following compensation:

●        Property Management Fee. The Property Manager, or an affiliate, shall receive, for its services in managing the day-to-day operations of the Property in accordance with the terms of this Addendum, an annual property management fee (the “Property Management Fee”) equal to 3.5% of the Gross Revenues (as defined below) and prorated for any partial year, payable in monthly installments, which Property Management Fee shall be in addition to any out-of-pocket and on-site personnel costs that are reimbursable pursuant to Section 7. “Gross Revenues” shall be all gross billings from the operations of the Property including rental receipts, late fees, application fees, pet fees, damages, lease buy-out payments, and reimbursements by tenants for common area expenses, operating expenses and Taxes and similar pass-through obligations paid by tenants, but excluding (i) security deposits received from tenants and interest accrued thereon for the benefit of the tenant until such deposits or interest are included in the taxable income of the Property Owner; (ii) advance rents (but not lease buy-out payments) until the month in which payments are to apply as rental income; (iii) reimbursements by tenants for work done for that particular tenant, (iv) proceeds from the sale or other disposition of all or any part of the Property, (v) insurance proceeds received by the Property Owner as a result of any insured loss (except proceeds from rent insurance or the excess of insurance proceeds for repairs over the actual costs of such repairs), (vi) condemnation proceeds not attributable to rent, (vii) capital contributions made by the Property Owner; (viii) proceeds from capital, financing and any other transactions not in the ordinary course of the operation of the Property, (ix) income derived from interest on investments or otherwise, (x) abatement of Taxes, awards arising out of takings by eminent domain, discounts and dividends on insurance policies, and (xi) rental concessions not paid by third parties. The Property Management Fee shall be payable monthly from the Operating Account or from other funds timely provided by the Property Owner. Upon termination of property management services, the parties will prorate the Property Management Fee on a daily basis to the effective date of such cancellation or termination. Upon a sale of the Property, the Property Manager shall receive additional compensation equal to the previous month’s Property Management Fee as compensation for work to be performed in connection with the sale or completion of managing matters relating to each tenant. The Property Management Fee will be paid monthly in arrears.

EXHIBIT B TO ADVISORY AGREEMENT

FORM OF PROPERTY AMENDMENT

Upon execution of this Property Amendment, the Property Owner named below will be a party to the Advisory Agreement as attached hereto as Appendix A and subject to the terms and conditions contained in the Advisory Agreement.

Property Description:

________________________________________________________________________________

Legal Name of Owner: ___________________________________________________________________

Jurisdiction of Organization/Incorporation: ____________________________________________________

Date of Amendment or Effective Date:

Services to be Provided (if other than in Property Management Addendum):

______________________________________________________________________________________

______________________________________________________________________________________

______________________________________________________________________________________

Alterations to basic terms and conditions of Property Management Addendum (if any):

_______________________________________________________________________________________

_______________________________________________________________________________________

IN WITNESS WHEREOF the parties hereby execute this Property Amendment to be effective as of the date set forth above.

[Signatures on following page.]

ADVISOR and PROPERTY MANAGER:

Cottonwood Communities Management, LLC, a Delaware limited liability company

By:	Cottonwood Capital Management, Inc., a Delaware corporation, its sole member

By: ____________________________________
Name: ____________________________________
Title: ____________________________________

PROPERTY OWNER:

[______________] LLC, a Delaware limited liability company

By: ____________________________________________
Name: ____________________________________________
Title: ____________________________________________

APPENDIX A TO PROPERTY AMENDMENT

ADVISORY AGREEMENT

EXHIBIT A

BUDGET